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                                                                    Exhibit 8(g)

                               SERVICES AGREEMENT

     THIS AGREEMENT ("Agreement") made as of this 1st day of December, 2014, is by and between T. ROWE PRICE INVESTMENT SERVICES, INC. ("Underwriter"), T. ROWE PRICE SERVICES, INC. ("Transfer Agent") (Underwriter and Transfer Agent collectively, "T. ROWE PRICE") and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation ("VALIC").

                                  WITNESSETH:

          WHEREAS, the T. Rowe Price funds are investment companies registered as an open-end management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act") (such investment companies are hereinafter collectively called the "Funds," or each a "Fund"), and certain Funds have issued an Advisor Class of shares ("Advisor Class") listed on Schedule One hereto ("Schedule One," as the same may be amended from time
     ------------          ------------
     to time); and

          WHEREAS, each of the Funds is available as an investment vehicle for VALIC for its separate account to fund variable annuity contracts ("Contracts") listed on Schedule Two hereto ("Schedule Two," as the same
                             ------------          ------------
     may be amended from time to time); and

          WHEREAS, VALIC has entered into a participation agreement dated as of __, 2014, among VALIC, the Underwriter, Transfer Agent, and T. Rowe Price Associates, Inc. (the "Participation Agreement," as the same may be amended from time to time); and

          WHEREAS, T. Rowe Price provides, among other things, certain services with respect to shareholder servicing, maintenance of shareholder accounts and/or administrative services to the Funds; and

          WHEREAS, T. Rowe Price desires VALIC to provide the services specified in the attached Exhibit A ("Services"), in connection with the Contracts
                     ---------
     for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account ("Master Account") referred to in paragraph 1 of Exhibit A ("Contract
                                                      ---------
     Owners"), and VALIC is willing and able to provide such Services on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1.   VALIC agrees to perform the Services specified in Exhibit A hereto for the
                                                       ---------
     benefit of the Contract Owners.

2. VALIC represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, including Section 31 of the 1940 Act, and will otherwise comply with all laws, rules and regulations applicable to the Services.

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3.   VALIC agrees to provide copies of all the historical records relating to transactions between the Fund and Contract Owners, and all written communications and other related materials regarding the Fund(s) to or from such Contract Owners, as reasonably requested by T. Rowe Price or its representatives (which representatives, include, without limitation, its auditors and legal counselor), as the case may be, to enable T. Rowe Price or its representatives to monitor and review the Services performed by VALIC, or comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund, or of a governmental body, self-regulatory organization or Contract Owner.

     In addition, VALIC agrees that it will permit T. Rowe Price, the Fund or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

4. VALIC may contract with or establish relationships with other parties for the provision of the Services or other activities of VALIC required by this Agreement, or the Participation Agreement, provided that VALIC shall be fully responsible for the acts and omissions of such other parties.

5. VALIC hereby agrees to notify T. Rowe Price promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6. VALIC hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Fund, which are registered in the name of VALIC or the name of its nominee and which are maintained in VALIC variable annuity or variable life insurance accounts. VALIC represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Services and other obligations set forth in this Agreement.

7. The provisions of the Agreement shall in no way limit the authority of the Fund or Underwriter to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of such Fund and/or sale of its shares.

8. In consideration of the performance of the Services by VALIC, beginning on the date hereof, T. Rowe Price agrees to make the following payments:

     (1) Underwriter shall pay VALIC for personal services described in Exhibit A, a monthly amount that is equal on an annual basis to 25 basis points (0.25%) of the average daily net assets of the Fund held in the Contracts, payable from and to the extent of the corresponding fee paid by that Fund with respect to the Advisor Class pursuant to its distribution and service plan under Rule 12b-1 under the 1940 Act (the "12b-1 Plan"); and

     (2) Transfer Agent shall pay VALIC for recordkeeping/sub-transfer agency services described in Exhibit A, a monthly amount that is equal on an annual basis to 15 basis points (0.15%) of the average daily net assets of the Fund held in the Contracts, payable from and to the extent of the corresponding fee paid by the Fund with respect to the Advisor Class pursuant to the Administrative Fee Program ("AFP") instituted by the Funds.

     The fees are the responsibility of the applicable Fund, not the Underwriter, Transfer Agent or any of their affiliates and the obligations of each Fund is several and not joint; no Fund is responsible for the fee of any other Fund. Fees shall be paid by Underwriter and/or Transfer Agent only after its receipt of same from the Fund. VALIC further acknowledges that the Underwriter and Transfer Agent shall

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

     not be responsible for the payment of the fees unless and until the Underwriter and/or Transfer Agent has received such fee from the applicable Fund, and VALIC agrees to waive payment of such fee unless and until the Underwriter and/or Transfer Agent has received payment from the applicable Fund. The foregoing fee will be paid by the Fund to VALIC within 30 days of the end of each calendar month, without demand or notice by VALIC.

     T. Rowe Price shall provide thirty (30) days prior written notice of any modification or termination of the 12b-1 Plan or the AFP. If either the 12b-1 Plan or the AFP is no longer in effect or is no longer applicable to the Funds in the Contracts (a "Termination Event"), the parties shall discuss, in good faith, alternate fee arrangements. If no new agreement is reached within thirty (30) days following the Termination Event (or at such later date mutually acceptable to all parties), VALIC, at its option, may elect to immediately terminate this Agreement, and/or may elect to obtain an order of exemption pursuant to Section 26(c) of the 1940 Act to substitute shares of the Funds for shares of other another registered investment companies.

     Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by the Fund to VALIC relate solely to the performance by VALIC of the Services described herein only, and do not constitute payment in any manner for other services provided by VALIC to VALIC policy or contract owners, or to any separate account organized by VALIC, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

     VALIC represents that it may legally receive the payments contemplated by this Agreement and its acceptance of the fees is in accordance with all applicable rules and regulations, including the Employee Retirement Income Security Act ("ERISA"). VALIC will disclose this fee payment arrangement to customers as required by applicable law.

9. VALIC shall indemnify and hold harmless the Fund, Underwriter and Transfer Agent, and each of their respective affiliates, and each of their officers, trustees, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that anyone or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by VALIC of the Services under this Agreement.

10. This Agreement may be terminated without penalty at any time by VALIC or by T. Rowe Price upon one hundred and eighty days (180) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

     This Agreement shall not require VALIC to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which VALIC or the Fund are subject provided that such records shall be offered to the Fund in the event VALIC decides to no longer preserve such records following such time periods.

11. After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts in the Contracts first placed in the Master Account for the benefit of Contract Owners after the date of such termination. However, notwithstanding any such termination, T. Rowe Price will remain obligated to pay VALIC the fee specified in paragraph 8 of this Agreement, with respect to the value of each Fund's average daily net assets maintained in the Master Account with respect to the Contracts as of such date, for the shorter duration among 1) while such amounts are held in the Master Account and VALIC continues to provide the Services with respect to such amounts in conformity with this Agreement or 2) one

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

     hundred and eighty (180) calendar days from date of termination; provided, however, the Funds continue to maintain the AFP and 12b-1 Plan, respectively. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

12. VALIC understands and agrees that the obligations of T. Rowe Price under this Agreement are not binding upon the Fund, upon any of their Board members or upon any Contract Owners of the Fund.

13. It is understood and agreed that in performing the services under this Agreement VALIC, acting in its capacity described herein, shall at no time be acting as an agent for T. Rowe Price or the Fund. VALIC agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund's then-current prospectus; in current sales literature furnished by the Fund or Underwriter to VALIC; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by VALIC or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by T. Rowe Price.

14. This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

15. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

16.  This Agreement, including Exhibit A, Schedule One and Schedule Two,
                               ---------  ------------     ------------
     constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements with respect to such matters. In the event of a conflict between this Agreement and the Fund's prospectus or statement of additional information, the Fund's prospectus and statement of additional information shall control. The parties agree that Schedule One and/or Schedule Two may be replaced from time to time with a new Schedule One and/or Schedule Two to accurately reflect any changes in the Funds available as investment vehicles and/or the Contracts available, under the Participation Agreement, respectively.

                           [INTENTIONALLY LEFT BLANK]

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

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: THOMAS M. WARD
    ----------------------------
        Authorized Signatory

    THOMAS M. WARD VICE PRESIDENT
    -----------------------------
    Print or Type Name and Title

T. ROWE PRICE INVESTMENT SERVICES, INC.

By: LAURA CHASNEY
    ----------------------------
        Authorized Signatory

    LAURA CHASNEY VICE PRESIDENT
    ----------------------------
    Print or Type Name and Title

T. ROWE PRICE SERVICES, INC.

By: LAURA CHASNEY
    ----------------------------
        Authorized Signatory

    LAURA CHASNEY VICE PRESIDENT
    ----------------------------
    Print or Type Name and Title

                                  SCHEDULE ONE

INVESTMENT COMPANY NAME:                SERIES NAME:
-----------------------                 ------------
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2015 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2020 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2025 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2030 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2035 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2040 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2045 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2050 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2055 Fund (Advisor Class)
T. Rowe Price Retirement Funds, Inc.    T. Rowe Price Retirement 2060 Fund (Advisor Class)

                                   6

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                                  SCHEDULE TWO

                               LIST OF CONTRACTS

-  Portfolio Director Series

                                   EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, which relates to the Fund(s) as of the date hereof, and any other Fund that may be added or deleted from time-to-time, VALIC shall perform the following Services:

RECORDKEEPING/SUB-TRANSFER AGENCY SERVICES
------------------------------------------

1. VALIC shall maintain the Master Account with the Transfer Agent of the Fund in the name of VALIC Separate Account A. Additionally, VALIC will maintain separate records for each Contract Owner, which records shall reflect shares purchased and redeemed for the benefit of the Contract Owner. Share balances held for the benefit of the Contract Owner reflect annuity unit values calculated by VALIC each weekday that the New York Stock Exchange is open for trading ("Business Day"). VALIC's annuity unit value calculations will factor in each Business Day's net asset value and the effect of any reinvested dividends or capital gains.

2. Transmit to the Transfer Agent purchase and redemption orders on behalf of Contract Owners.

3. Upon request, provide to the Fund, or to the Transfer Agent, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable such Fund and Underwriter to comply with any applicable State Blue Sky requirements.

4.   Process dividend payments to Contract Owners, as required.

5. Prepare and transmit to Contract Owners periodic account statements showing the total number of annuity units held for the benefit of the Contract Owner as of the statement closing date, purchases and redemptions of Fund shares for the benefit of the Contract Owner during the period covered by the statement. Such reports shall also reflect Contract Owner unit values.

6. Make available to Contract Owners reports and other information received by VALIC from the Fund and required to be sent to Contract Owners under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Contract Owners material Fund communications deemed by the Fund, through the Trust's Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial Contract Owners. Upon notification of an upcoming proxy mailing, VALIC shall provide to the Fund's print/mail vendor a list of Contract Owner addresses as of the requested record date for inclusion in the proxy mailing. Unless otherwise provided in the plan document, Contract Owners will be responsible for voting all proxies. Non-routine materials such as prospectus supplements and proxy or information statement materials shall be printed and distributed at the expense of the Fund, the Adviser or an affiliate.

PERSONAL SERVICES

7.   Provide information to Contract Owners regarding the Advisor Class.

8.   Provide maintenance to Contract Owners accounts.

9. Provide shareholder support services with respect to the Contract Owners' accounts.

10. Respond to questions about the Contract Owners' investment in the Advisor Class

11. Provide other Services as shall be mutually agreed upon from time to time by the parties.

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

12. Perform any additional services primarily intended to result in the distribution of the Contracts and the sale of Advisor Class to the extent it is permitted to do so under applicable statutes, rules or regulation

                                       9